Exhibit 99.1

Press Release

Clean Harbors Reports Second-Quarter 2012 Financial Results

•            Strong Environmental and Industrial Performance Drives 17% Revenue Growth to $523 Million

•            Reports Net Income of $23.4 Million; EPS of $0.44; EBITDA of $88.7 Million

•            Company Confirms Full-Year Guidance

Norwell, MA — August 8, 2012 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the second quarter ended June 30, 2012.

Revenues for the second quarter grew 17% to $523.1 million from $447.2 million in the same period in 2011, reflecting a combination of organic growth and contributions from 2011 acquisitions.  For the first six months of 2012, revenue grew 24% to $1.1 billion from $882.2 million in the same period in 2011. Income from operations in the second quarter of 2012 decreased to $47.5 million from $51.9 million in the same period of 2011 primarily based on a 44% increase in depreciation and amortization mostly related to the acquisitions completed in 2011. For the first six months of 2012, income from operations increased 19% to $109.2 million from $91.6 million in the first six months of 2011.

Second quarter 2012 net income was $23.4 million, or $0.44 per diluted share, compared with $29.2 million, or $0.55 per diluted share, in the second quarter of 2011.  The effective tax rate in the second quarter of 2012 was 35.8% compared with 33.9% in the same period of last year. The second quarter of 2011 also included a $2.9 million pre-tax benefit related to the disposition of marketable securities.  Net income for the first six months of 2012 increased to $55.4 million, or $1.04 per diluted share, compared with $51.9 million, or $0.97 per diluted share.

EBITDA (see description below) increased 9% to $88.7 million in the second quarter of 2012 compared with $81.2 million in the same period of 2011. For the first six months of 2012, EBITDA grew 27% to $189.6 million from $148.8 million in the same period of 2011.

Comments on the Second Quarter

“Our Environmental and Industrial businesses delivered strong results in the second quarter while our Energy business was affected by the seasonal slowdown due to the Spring break-up in Western Canada and the extended wet weather conditions in the quarter. In the U.S., with the depressed natural gas prices, the Company focused on the repositioning of its solids control assets and rental equipment toward liquid rich gas and oil plays,” said Alan S. McKim, Chairman and Chief Executive Officer. “We view the slowdown in the U.S. Energy business as temporary and expect to be fully utilized again by the fourth quarter.  Therefore, we are reiterating our 2012 guidance and we believe that growth across our business lines in the second half will enable us to achieve our full-year financial targets.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“Despite the near-term softness in our Energy business, we delivered 17% growth in the quarter as our Environmental business benefited from strong volumes and our Industrial business experienced high levels of activity,” McKim said.  “Within our Technical Services segment, utilization at our incinerators surpassed 90% for the quarter, even with 17% more down days due to turnarounds as compared to last year’s second quarter.  Volumes at our landfills increased by 60% from the prior year as we recorded the second highest quarterly volume in our history.  Despite no major emergency response events in the quarter, our Field Services segment grew 9% from the prior year as large-scale projects and steady maintenance work continued to drive growth.  Our Industrial Services segment increased 27% from a year ago as our specialty services remained in high demand, oil sands activity continued to be strong and our lodging business delivered another outstanding quarter.”

Non-GAAP Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the second quarter and first six months of 2012 and 2011 (in thousands):

	For the three months ended:		For the six months ended:
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$23,426	$29,156	$55,441	$51,886
Accretion of environmental liabilities	2,505	2,407	4,921	4,796
Depreciation and amortization	38,663	26,936	75,494	52,396
Other expense (income)	75	(2,868)	374	(5,767)
Interest expense, net	10,968	10,642	22,240	17,120
Provision for income taxes	13,064	14,954	31,179	28,387
EBITDA	$88,701	$81,227	$189,649	$148,818

Business Outlook and Financial Guidance

“We remain encouraged by our overall prospects for 2012,” McKim said. “Positive industry trends continue to support our outlook in each of our four segments.  Within Environmental, we are entering our strongest quarter with significant momentum across key verticals for both our Technical and Field Services segments.  Within our Industrial Services segment, we are experiencing consistent demand for our services, a number of cross-selling opportunities and solid bookings for our lodging business. Within our Oil & Gas Field Services segment, with the completion of the Spring break-up and wet season in Western Canada, we are seeing a considerable pickup in activity and projects that were delayed have been restarted.  At the same time, the shift in the marketplace to liquid-rich plays continues and we are aggressively redeploying our surface rentals equipment to capitalize on this trend.  We anticipate that this process will be completed during the fourth quarter.”

“As we enter the second half of the year, we are well-capitalized having successfully raised $800 million at favorable interest rates in a recent unsecured notes offering, which was partly used to repay our outstanding secured notes.  We expect to execute a number of growth-oriented internal investments in the second half of the year and remain committed to our full-year capex target of $180 million.  With more than $500 million in available cash and equivalents today, we also continue to be active in our pursuit of value-adding acquisitions.  We are currently evaluating potential acquisitions of various sizes within all four of our operating segments to strengthen our leadership position and to help extend our growth momentum in 2012 and beyond,” McKim concluded.

Based on its year-to-date performance and current market conditions, Clean Harbors is reiterating its 2012 annual revenue and EBITDA guidance.  The Company continues to expect 2012 revenues in the range of $2.20 billion to $2.25 billion.  For 2012, the Company continues to expect EBITDA in the range of $400 million to $410 million. The Company’s 2012 guidance implies an EBITDA margin of greater than 18% for the full year.  This guidance is exclusive of any potential future acquisitions.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of the Company’s website at www.cleanharbors.com.

Contacts:

James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:		For the six months ended:
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Revenues	$523,118	$447,235	$1,095,140	$882,197
Cost of revenues (exclusive of items shown separately below)	367,623	307,754	767,938	620,331
Selling, general and administrative expenses	66,794	58,254	137,553	113,048
Accretion of environmental liabilities	2,505	2,407	4,921	4,796
Depreciation and amortization	38,663	26,936	75,494	52,396
Income from operations	47,533	51,884	109,234	91,626
Other (expense) income	(75)	2,868	(374)	5,767
Interest expense, net	(10,968)	(10,642)	(22,240)	(17,120)
Income before provision for income taxes	36,490	44,110	86,620	80,273
Provision for income taxes	13,064	14,954	31,179	28,387
Net income	$23,426	$29,156	$55,441	$51,886
Earnings per share:
Basic	$0.44	$0.55	$1.04	$0.98
Diluted	$0.44	$0.55	$1.04	$0.97

Weighted average common shares outstanding	53,308	52,939	53,268	52,869
Weighted average common shares outstanding plus potentially dilutive common shares	53,505	53,362	53,497	53,261

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	June 30,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$296,758	$260,723
Marketable securities	9,701	111
Accounts receivable, net	397,453	449,553
Unbilled accounts receivable	30,173	29,385
Deferred costs	7,273	5,903
Prepaid expenses and other current assets	49,763	73,349
Supplies inventories	57,782	56,242
Deferred tax assets	16,605	16,602
Total current assets	865,508	891,868

Property, plant and equipment, net	955,040	903,947

Other assets:
Long-term investments	4,326	4,245
Deferred financing costs	12,152	13,607
Goodwill	135,962	122,392
Permits and other intangibles, net	138,622	139,644
Other	10,604	10,100
Total other assets	301,666	289,988
Total assets	$2,122,214	$2,085,803

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	June 30,	December 31,
	2012	2011
Current liabilities:
Current portion of capital lease obligations	$6,322	$8,310
Accounts payable	172,657	178,084
Deferred revenue	32,015	32,297
Accrued expenses	130,526	147,992
Current portion of closure, post-closure and remedial liabilities	19,801	15,059
Total current liabilities	361,321	381,742
Other liabilities:
Closure and post-closure liabilities, less current portion	29,140	30,996
Remedial liabilities, less current portion	118,563	124,146
Long-term obligations	523,481	524,203
Capital lease obligations, less current portion	4,482	6,375
Unrecognized tax benefits and other long-term liabilities	124,327	117,354
Total other liabilities	799,993	803,074
Total stockholders’ equity, net	960,900	900,987
Total liabilities and stockholders’ equity	$2,122,214	$2,085,803